------------------------------------------------------------------------------
------------------------------------------------------------------------------






                                SUNRISE MEDICAL, INC.



                                   ----------------

                               NOTE PURCHASE AGREEMENT

                                   ----------------




                             DATED AS OF OCTOBER 1, 1997









             $50,000,000 7.09% SERIES A SENIOR NOTES DUE OCTOBER 28, 2004

             $50,000,000 7.25% SERIES B SENIOR NOTES DUE OCTOBER 28, 2007






------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
1.  AUTHORIZATION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . .  1

2.  SALE AND PURCHASE OF NOTES . . . . . . . . . . . . . . . . . . . . . .  2

3.  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

4.  CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . . . . .  2
    4.1   Representations and Warranties . . . . . . . . . . . . . . . . .  3
    4.2   Performance; No Default. . . . . . . . . . . . . . . . . . . . .  3
    4.3   Compliance Certificates. . . . . . . . . . . . . . . . . . . . .  3
    4.4   Opinions of Counsel. . . . . . . . . . . . . . . . . . . . . . .  3
    4.5   Purchase Permitted By Applicable Law, etc. . . . . . . . . . . .  4
    4.6   Sale of Other Notes. . . . . . . . . . . . . . . . . . . . . . .  4
    4.7   Payment of Special Counsel Fees. . . . . . . . . . . . . . . . .  4
    4.8   Private Placement Numbers. . . . . . . . . . . . . . . . . . . .  4
    4.9   Changes in Structure . . . . . . . . . . . . . . . . . . . . . .  4
    4.10  Reduction of Credit Agreement Availability . . . . . . . . . . .  4
    4.11  Proceedings and Documents. . . . . . . . . . . . . . . . . . . .  5

5.  REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS . . . . . . . . . . . .  5
    5.1   Organization; Power and Authority. . . . . . . . . . . . . . . .  5
    5.2   Authorization, etc.. . . . . . . . . . . . . . . . . . . . . . .  5
    5.3   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    5.4   Organization and Ownership of Shares of Material Subsidiaries;
          Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    5.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . .  8
    5.6   Compliance with Laws, Other Instruments, etc.. . . . . . . . . .  8
    5.7   Governmental Authorizations, etc.. . . . . . . . . . . . . . . .  8
    5.8   Litigation; Observance of Agreements, Statutes and Orders. . . .  8
    5.9   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    5.10  Title to Property; Leases. . . . . . . . . . . . . . . . . . . .  9
    5.11  Licenses, Permits, etc.. . . . . . . . . . . . . . . . . . . . .  9
    5.12  Pension Plans. . . . . . . . . . . . . . . . . . . . . . . . . . 10
    5.13  Private Offering by the Company. . . . . . . . . . . . . . . . . 11
    5.14  Use of Proceeds; Margin Regulations. . . . . . . . . . . . . . . 11
    5.15  Existing Debt; Future Liens. . . . . . . . . . . . . . . . . . . 11
    5.16  Foreign Assets Control Regulations, etc. . . . . . . . . . . . . 12
    5.17  Status under Certain Statutes. . . . . . . . . . . . . . . . . . 12
    5.18  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . 12
    5.19  Obligors Interdependent. . . . . . . . . . . . . . . . . . . . . 13

6.  REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . . . . . . . . . 13

                                                                         PAGE
                                                                         ----
    6.1   Purchase for Investment. . . . . . . . . . . . . . . . . . . . . 13
    6.2   Source of Funds. . . . . . . . . . . . . . . . . . . . . . . . . 13

7.  INFORMATION AS TO COMPANY. . . . . . . . . . . . . . . . . . . . . . . 15
    7.1   Financial and Business Information . . . . . . . . . . . . . . . 15
    7.2   Officer's Certificate. . . . . . . . . . . . . . . . . . . . . . 17
    7.3   Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

8.  PREPAYMENT OF THE NOTES. . . . . . . . . . . . . . . . . . . . . . . . 18
    8.1   Required Prepayments . . . . . . . . . . . . . . . . . . . . . . 18
    8.2   Optional Prepayments of Notes with Make-Whole Amount . . . . . . 18
    8.3   Allocation of Note Partial Prepayments . . . . . . . . . . . . . 19
    8.4   Notes; Maturity; Surrender, etc. . . . . . . . . . . . . . . . . 19
    8.5   Purchase of Notes. . . . . . . . . . . . . . . . . . . . . . . . 19
    8.6   Make-Whole Amount. . . . . . . . . . . . . . . . . . . . . . . . 20

9.  INTEREST ON THE NOTES. . . . . . . . . . . . . . . . . . . . . . . . . 21
    9.1   Series A Notes' Semi-Annual Interest Payments. . . . . . . . . . 21
    9.2   Series B Notes' Semi-Annual Interest Payments. . . . . . . . . . 21

10. AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 22
    10.1  Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . 22
    10.2  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    10.3  Maintenance of Properties. . . . . . . . . . . . . . . . . . . . 22
    10.4  Payment of Taxes and Claims. . . . . . . . . . . . . . . . . . . 22
    10.5  Corporate Existence, etc.. . . . . . . . . . . . . . . . . . . . 23
    10.6  Pari Passu Obligations . . . . . . . . . . . . . . . . . . . . . 23
    10.7  Maintenance of Guaranties of Subsidiaries. . . . . . . . . . . . 23

11. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    11.1  Transactions with Affiliates . . . . . . . . . . . . . . . . . . 25
    11.2  Merger, Consolidation, etc . . . . . . . . . . . . . . . . . . . 25
    11.3  Incurrence of Debt . . . . . . . . . . . . . . . . . . . . . . . 27
    11.4  Incurrence of Priority Debt. . . . . . . . . . . . . . . . . . . 27
    11.5  Consolidated Net Worth; Restricted Payments. . . . . . . . . . . 28
    11.6  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    11.7  Sale of Assets, etc. . . . . . . . . . . . . . . . . . . . . . . 31
    11.8  Line of Business . . . . . . . . . . . . . . . . . . . . . . . . 34

                                                                         PAGE
                                                                         ----
12. EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . 34

13. REMEDIES ON DEFAULT, ETC.. . . . . . . . . . . . . . . . . . . . . . . 36
    13.1  Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    13.2  Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . 37
    13.3  Rescission . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    13.4  No Waivers or Election of Remedies, Expenses, etc. . . . . . . . 38

14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES. . . . . . . . . . . . . 38
    14.1  Registration of Notes. . . . . . . . . . . . . . . . . . . . . . 38
    14.2  Transfer and Exchange of Notes . . . . . . . . . . . . . . . . . 38
    14.3  Replacement of Notes . . . . . . . . . . . . . . . . . . . . . . 39

15. PAYMENTS ON NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    15.1  Place of Payment . . . . . . . . . . . . . . . . . . . . . . . . 39
    15.2  Home Office Payment. . . . . . . . . . . . . . . . . . . . . . . 39

16. EXPENSES, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    16.1  Transaction Expenses . . . . . . . . . . . . . . . . . . . . . . 40
    16.2  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT . . . . . 40

18. AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . 41
    18.1  Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    18.2  Solicitation of Holders of Notes . . . . . . . . . . . . . . . . 41
    18.3  Binding Effect, etc. . . . . . . . . . . . . . . . . . . . . . . 41
    18.4  Notes held by Company, etc.. . . . . . . . . . . . . . . . . . . 42

19. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

20. REPRODUCTION OF DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . 42

21. CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . 43

22. SUBSTITUTION OF PURCHASER. . . . . . . . . . . . . . . . . . . . . . . 44

23. GUARANTEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    23.1  Guaranteed Obligations . . . . . . . . . . . . . . . . . . . . . 45
    23.2  Performance under this Agreement and the Other Agreements. . . . 45

                                                                         PAGE
                                                                         ----
    23.3  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    23.4  Certain Waivers of Subrogation, Reimbursement and Indemnity. . . 47
    23.5  Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    23.6  Marshaling . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    23.7  Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    23.8  Character of Obligation. . . . . . . . . . . . . . . . . . . . . 48
    23.9  Election to Perform Obligations. . . . . . . . . . . . . . . . . 50
    23.10 No Election. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    23.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    23.12 Other Enforcement Rights . . . . . . . . . . . . . . . . . . . . 50
    23.13 Delay or Omission; No Waiver . . . . . . . . . . . . . . . . . . 50
    23.14 Restoration of Rights and Remedies . . . . . . . . . . . . . . . 51
    23.15 Cumulative Remedies. . . . . . . . . . . . . . . . . . . . . . . 51
    23.16 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    23.17 Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . 51

24. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    24.1  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . 52
    24.2  Payments Due on Non-Business Days. . . . . . . . . . . . . . . . 52
    24.3  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    24.4  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    24.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    24.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 53

                                SUNRISE MEDICAL, INC.
                            2382 FARADAY AVENUE, SUITE 200
                                  CARLSBAD, CA 92008

             $50,000,000 7.09% SERIES A SENIOR NOTES DUE OCTOBER 28, 2004 $50,000,000 7.25% SERIES B SENIOR NOTES DUE OCTOBER 28, 2007




                                                     Dated as of October 1, 1997




[Separately addressed to each of
  the Purchasers identified on Schedule A]


Ladies and Gentlemen:

    SUNRISE MEDICAL, INC., a Delaware corporation (together with its permitted successors, the "COMPANY"), SUNMED FINANCE INC., a Delaware corporation (together with its permitted successors, "SUNMED"), SUNRISE MARIN HOLDINGS INC., a California corporation (together with its permitted successors, "SMH"), SUNRISE MEDICAL CCG INC., a Wisconsin corporation (together with its permitted successors, "CCG"), SUNRISE MEDICAL HHG INC., a California corporation (together with its permitted successors, "HHG" and, together with Sunmed, SMH and CCG, and each other Person becoming a Guarantor hereunder pursuant to Section 10.7, are referred to herein individually as a "GUARANTOR" and collectively as the "GUARANTORS"; the Company, together with the Guarantors, are referred to herein individually as an "OBLIGOR" and collectively as the "OBLIGORS"), hereby agree, jointly and severally, with you as follows:

1.  AUTHORIZATION OF NOTES.

    The Company will authorize the issue and sale of

          (a) $50,000,000 aggregate principal amount of its 7.09% Series A Senior Notes due October 28, 2004 (the "SERIES A NOTES"), and

          (b) $50,000,000 aggregate principal amount of its 7.25% Series B Senior Notes due October 28, 2007 (the "SERIES B NOTES").

The term "SERIES A NOTES" as used in this Agreement shall include each Series A Note delivered pursuant to this Agreement and the Other Agreements (as hereinafter defined) and any such notes issued in substitution therefor pursuant to Section 14 of this Agreement or the Other Agreements; the term "SERIES B NOTES" as used in this Agreement shall include each Series B Note delivered pursuant to this Agreement and the Other Agreements and any such notes issued in substitution therefor pursuant to Section 14 of this Agreement or the Other Agreements. The term "NOTES" as used in this Agreement shall include each Series A Note and each Series B Note. The Series A Notes and the Series B Notes shall be substantially in the forms set out in Exhibits 1A and 1B, respectively, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "SCHEDULE" or an "EXHIBIT" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.  SALE AND PURCHASE OF NOTES.

    Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the Series specified below your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "OTHER AGREEMENTS") identical with this Agreement with each of the other purchasers named in Schedule A (the "OTHER PURCHASERS"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount and of the Series specified below its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.  CLOSING.

    The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of

Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York, at 10:00 a.m., local time, at a closing (the "CLOSING") on October 28, 1997 or on such other Business Day thereafter as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes of the Series to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as you may request), dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as indicated on Schedule C. If at the Closing the Company shall fail to tender such Notes to you as provided above in this
Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.  CONDITIONS TO CLOSING.

    Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

    4.1   REPRESENTATIONS AND WARRANTIES.

    The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing.

    4.2   PERFORMANCE; NO DEFAULT.

    Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by
Section 11.1 had such Section applied since such date.

    4.3   COMPLIANCE CERTIFICATES.

          (a) OBLIGOR'S OFFICER'S CERTIFICATES. Each Obligor shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1, Section 4.2 and
    Section 4.9 have been fulfilled.

          (b) OBLIGOR SECRETARY'S CERTIFICATES. Each Obligor shall have delivered to you a certificate of its Secretary or one of its Assistant Secretaries, dated the date of the Closing, certifying as to the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the Other Agreements.

    4.4   OPINIONS OF COUNSEL.

    You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing,

          (a) from Steven Jaye, Esq., General Counsel of the Company and the Guarantors, substantially in the form set out in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you),

          (b) from Hebb & Gitlin, special counsel for the Company, substantially in the form set out in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and

          (c) from Orrick, Herrington & Sutcliffe LLP, your special counsel in connection with the transactions contemplated hereby.

    4.5   PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

    On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance
Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of your execution and delivery of this Agreement. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

    4.6   SALE OF OTHER NOTES.

    Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

    4.7   PAYMENT OF SPECIAL COUNSEL FEES.

    Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date of the Closing.

    4.8   PRIVATE PLACEMENT NUMBERS.

    A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of the Notes.

    4.9   CHANGES IN STRUCTURE.

    The Obligors shall not have changed their jurisdiction of incorporation or organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

    4.10  REDUCTION OF CREDIT AGREEMENT AVAILABILITY.

    The Company shall have, contemporaneously with the sale of the Notes (and in conjunction with the application of the proceeds of the Notes as set forth in Section 5.14), paid all of such proceeds to the agent under the Credit Agreement for application to the principal amount of the Debt outstanding thereunder and shall have, contemporaneously therewith, caused the amount of its commitment availability thereunder to be permanently reduced by $100,000,000, and you shall have received evidence reasonably satisfactory to you of all such actions.

    4.11  PROCEEDINGS AND DOCUMENTS.

    All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.  REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

    Each Obligor, jointly and severally, represents and warrants to you, as of the date of the Closing, that:

    5.1   ORGANIZATION; POWER AND AUTHORITY.

    Each Obligor is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Other Agreements and the Notes and to perform the provisions hereof and thereof.

    5.2   AUTHORIZATION, ETC.

          (a) THE COMPANY. This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) THE GUARANTORS. This Agreement and the Other Agreements have been duly authorized by all necessary corporate action on the part of each Guarantor, and this Agreement constitutes a legal, valid and binding obligation of each such Guarantor, enforceable against each such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) SOLVENCY OF GUARANTORS. None of the Guarantors intends to incur any obligations hereunder or otherwise make any transfers in connection herewith, with actual intent to hinder, delay or defraud either present or future creditors. Before, and after giving effect to, the consummation of the transactions contemplated hereby, without limitation, the issuance of the Notes and the delivery of the Guarantees:

               (i) the assets of each Guarantor at a fair valuation thereof on a going concern basis will not be less than the amount that will be required to pay the probable liability with respect to its debts (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case both prior to and after giving effect to the transactions contemplated by this Agreement,

               (ii) no Guarantor is currently engaged in or about to engage in a business or transaction for which the property remaining in its respective hands is an unreasonably small capital and

               (iii) each Guarantor will be able to pay its respective debts as they mature.

    5.3   DISCLOSURE.

          (a) The Obligors, through the Placement Agents, have delivered to you and each Other Purchaser a copy of a Confidential Private Placement Memorandum, dated September 1997 (the "MEMORANDUM"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in
    Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Obligors in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein (taken as a whole) not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since June 27, 1997, there has been no change in the financial condition, operations, business, properties or prospects of the Obligors except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to a Senior Financial Officer that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Obligors specifically for use in connection with the transactions contemplated hereby, provided that no representation is made as to general economic conditions.

          (b) The material assumptions used in the preparation of the projected information with respect to the Company and its Subsidiaries included in the Memorandum, taken as a whole, were made in good faith, were believed to be reasonable when made and the

    Company believes such assumptions continue to be reasonable. All material assumptions and principles of accounting on which such projections were based are disclosed therein. Such projections were prepared in good faith, have a reasonable basis and represent the good faith opinion of the Company as to the projected results of the operations of the Company and its Subsidiaries after giving effect to the transactions contemplated hereby. The estimates of future performance and financial condition set forth in such projections, taken as a whole, are, in the Company's opinion, reasonable; however, actual events or results may differ materially from such estimates. There is no fact known to a Senior Financial Officer that has occurred since the preparation of such projections that would materially affect such projections, except such facts that the Memorandum or other written statements delivered to you disclose have occurred or may occur.

    5.4   ORGANIZATION AND OWNERSHIP OF SHARES OF MATERIAL SUBSIDIARIES;
AFFILIATES.

          (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, identifying the Subsidiaries that are Material Subsidiaries, showing, as to each Material Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and
    (iii) of the Company's directors and senior officers.

          (b) All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

          (c) Each Material Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
    Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d) No Material Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Subsidiary.

    5.5   FINANCIAL STATEMENTS.

    The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule
5.5. All of said financial statements (including in each case the related schedules and notes) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

    5.6   COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

    The execution, delivery and performance by the Company of the Notes and by the Obligors of this Agreement will not

          (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, bylaws or other constitutive document, or any other material agreement or instrument to which such

    Obligor or such Subsidiary is bound or by which such Obligor or such Subsidiary or any of their respective properties may be bound or affected,

          (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary, or

          (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.

    5.7   GOVERNMENTAL AUTHORIZATIONS, ETC.

    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance of the Notes by the Company or this Agreement by any of the Obligors.

    5.8   LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

          (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental
    Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.9  TAXES.

     The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company, any other Obligor or any Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Obligors know of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended June 30, 1993.

     5.10 TITLE TO PROPERTY; LEASES.

     The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     5.11 LICENSES, PERMITS, ETC.

     Except as disclosed in Schedule 5.11,

          (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

          (b) to the best knowledge of the Obligors, no product or practice of the Company or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

          (c) to the best knowledge of the Obligors, there is no material violation by any Person of any right of any Obligor or any Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by such Person which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.12 PENSION PLANS.

          (a) The Company and each ERISA Affiliate have operated and administered each Plan (other than any Multiemployer Plan) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability in the nature of a penalty, excise tax or fine pursuant to Title I of ERISA, any liability under Title IV of ERISA or any liability under sections 4971 through 4980E of the Code, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or pursuant to sections 4971 through 4980E of the Code or pursuant to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b) The present value of the aggregate benefit liabilities under all of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of each such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of all such Plans by an amount that is Material. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA.

          (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

          (d) The unfunded expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

          (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

          (f) All Non-US Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where any failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except where they would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums, contributions and any other amounts required to be paid pursuant to applicable Non-US Pension Plan documents or applicable laws governing such Non-US Pension Plans have been paid or accrued as required.

          (g) The Multiemployer Plans in respect of which any Obligor or any ERISA Affiliate makes contributions or has any liability or obligation are set forth on Schedule 5.12(g). The Plans constituting "defined benefit plans" (as defined in section
     (3)(35) of ERISA) are set forth on Schedule 5.12(g).

     5.13 PRIVATE OFFERING BY THE COMPANY.

     Neither the Obligors nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 72 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither any of the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

     5.14  USE OF PROCEEDS; MARGIN REGULATIONS.

     The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR
224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Obligors and the Obligors do not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in said Regulation G.

     5.15 EXISTING DEBT; FUTURE LIENS.

          (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Obligors and their Subsidiaries as of September 27, 1997 (other than outstanding items of Debt that individually do not exceed $1,000,000 and, in the aggregate for all such items, do not exceed $5,000,000), since which date there has been no

     Material change in the amounts, interest rates, sinking funds, instalment payments or maturities of the Debt of the Obligors and their Subsidiaries except as described in Schedule 5.15. Neither any Obligor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of any Obligor or such Subsidiary, and no event or condition exists with respect to any Debt of any Obligor or Subsidiary which event or condition would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) Except as disclosed in Schedule 5.15, no Obligor or Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 11.6.

     5.16 FOREIGN ASSETS CONTROL REGULATIONS, ETC.

     Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

     5.17 STATUS UNDER CERTAIN STATUTES.

     Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended, or the Federal Power Act, as amended.

     5.18 ENVIRONMENTAL MATTERS.

     Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

          (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

          (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

          (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     5.19 OBLIGORS INTERDEPENDENT.

     The Company and the Guarantors are directly dependent upon each other for and in connection with their borrowing activities. Each Guarantor will receive direct and indirect economic, financial and other benefits from the indebtedness incurred hereunder and under the Notes by the Company, and under the Guarantee of each Guarantor, and the incurrence of such indebtedness is in the best interests of the Company and each Guarantor. The Company and the Guarantors have explicitly induced the Purchasers to purchase the Notes based on and in reliance on the consolidated financial condition of the Company and the Guarantors.

6.   REPRESENTATIONS OF THE PURCHASER.

     6.1  PURCHASE FOR INVESTMENT.

     You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds (or commingled pension trust funds) or for the account of one or more "accredited investors" within the meaning of Regulation D under the Securities Act for whom you are acting as investment manager, agent or investment adviser, and not with a view to the distribution thereof, PROVIDED that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

     6.2  SOURCE OF FUNDS.

     You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (a) the Source is an "insurance company general account" as defined in Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (60 FR 35925, July 12, 1995) and in respect thereof you represent that there is no "employee benefit plan" (as defined in section 3(3) of ERISA and section 4975(e)(1) of the Code, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceed 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) PLUS surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

          (b) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

          (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or
     (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer, affiliate of such employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (d) (i) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), (ii) no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, (iii) the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Obligor and (iv) the identity of such QPAM and the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

          (e)  the Source is a governmental plan; or

          (f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (f); or

          (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "EMPLOYEE BENEFIT PLAN", "GOVERNMENTAL PLAN", "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in section 3 of ERISA.

     7.   INFORMATION AS TO COMPANY.

          7.1  FINANCIAL AND BUSINESS INFORMATION.

     The Company shall deliver to each holder of Notes that is an Institutional Investor:

          (A) QUARTERLY STATEMENTS -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

               (ii) consolidated statements of operations, stockholders' equity and cash flows for the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year of the Company, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, PROVIDED that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

          (b) ANNUAL STATEMENTS -- within 120 days after the end of each fiscal year of the Company, duplicate copies of

               (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

               (ii) consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries, for such year,

    setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

                   (A) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and the results of their operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                   (B) by a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit),

    PROVIDED that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause
    (B) above, shall be deemed to satisfy the requirements of this Section
    7.1(b);

          (c) SEC AND OTHER REPORTS -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

          (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (e) ERISA MATTERS -- promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i) with respect to any Plan, any reportable event, as defined in section 4043 of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect from time to time; or

               (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

          (f) NOTICES FROM GOVERNMENTAL AUTHORITY -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

          (g) REQUESTED INFORMATION -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations under this Agreement, the Other Agreements and the Notes as from time to time may be reasonably requested by any such holder of Notes.

    7.2   OFFICER'S CERTIFICATE.

    Each set of financial statements delivered to a holder of Notes pursuant to
Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a) COVENANT COMPLIANCE -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 11.2 through Section 11.7, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b) EVENT OF DEFAULT -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

    7.3   INSPECTION.

    The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a) NO DEFAULT -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b) DEFAULT -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

8.  PREPAYMENT OF THE NOTES.

    8.1   REQUIRED PREPAYMENTS.

          (a) SERIES A NOTES. There shall be no scheduled principal prepayments on account of the Series A Notes. The unpaid principal amount of each Series A Note, together with accrued unpaid interest thereon, shall be due and payable on October 28, 2004.

          (b) SERIES B NOTES. There shall be no scheduled principal prepayments on account of the Series B Notes. The unpaid principal amount of each Series B Note, together with accrued unpaid interest thereon, shall be due and payable on October 28, 2007.

    8.2   OPTIONAL PREPAYMENTS OF NOTES WITH MAKE-WHOLE AMOUNT.

    The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any of the Series A Notes or the Series B Notes in an amount not less than 5% of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid and accrued interest thereon to the date of prepayment, PLUS the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of any Series to be prepaid under this Section 8.2 written notice of such optional prepayment not less than 30 days and not more than 60 days prior to the date fixed for such prepayment (which shall be a Business
Day). Each such notice shall specify such date, the Series of such Note, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment
(calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note to be optionally prepaid under this Section 8.2 a certificate of a Senior Financial Officer specifying the calculation of the Make-Whole Amount in respect of such Notes as of the specified prepayment date. For the purposes of avoidance of doubt, the Company may effect multiple partial prepayments of the Notes of any Series pursuant to, and in accordance with the terms of, this Section 8.2.

    8.3   ALLOCATION OF NOTE PARTIAL PREPAYMENTS.

    Except as provided in the second paragraph of Section 8.4 with respect to Debt Offered Prepayment Applications accepted by any holder of Notes, in the case of each partial prepayment of Notes of any Series, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

    8.4   NOTES; MATURITY; SURRENDER, ETC.

    In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each such Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

    Any Debt Offered Prepayment Application in respect of the Notes shall be on terms as set forth in Section 8.2 and this Section 8.4, PROVIDED that only those holders who shall have accepted any offer in respect of such Debt Offered Prepayment Application shall have their Notes prepaid, in whole or part, in connection therewith.

    8.5   PURCHASE OF NOTES.

    The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes (including, without limitation, any prepayment of the Notes contemplated in connection with a Debt Offered Prepayment Application accepted by any holder of Notes). The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

    8.6   MAKE-WHOLE AMOUNT.

          The term "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value with respect to the Called Principal of such Note over the amount of such Called Principal, PROVIDED that the Make-Whole Amount may in no event be less than zero.

    For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

               "CALLED PRINCIPAL" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

               "DISCOUNTED VALUE" means, with respect to the Called Principal of any Note, the amount obtained by discounting the amount of such Called Principal and interest payable in respect thereof from, in the case of the Called Principal, the maturity date in respect of such Note to the Settlement Date and, in the case of such interest, the scheduled dates of payment hereunder in respect thereof to the Settlement Date, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

               "REINVESTMENT YIELD" means, with respect to the Called Principal of any Note, the sum of (a) 0.50% PER ANNUM plus (b) the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Dow Jones Market Service (or such other display as may replace Page 678 on Dow Jones Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

               "REMAINING AVERAGE LIFE" means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the maturity date of the Note in respect thereof.

               "SETTLEMENT DATE" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Sec-tion 8.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

9.  INTEREST ON THE NOTES.

    9.1   SERIES A NOTES' SEMI-ANNUAL INTEREST PAYMENTS.

    Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid principal balance of the Series A Notes at 7.09% PER ANNUM from the date of each Series A Note, and shall be payable to the holders thereof semi-annually, on April 28 and October 28 in each year, commencing with the later of April 28, 1998 and the payment date next succeeding the date of such Series A Note, until the principal thereof shall have become due and payable, and to the extent permitted by law in respect of any Series A Note on any overdue payment of principal, any overdue payment of interest and any overdue payment of Make-Whole Amount with respect thereto, payable, on demand, at a rate PER ANNUM equal to the Series A Default Rate.

    9.2   SERIES B NOTES' SEMI-ANNUAL INTEREST PAYMENTS.

    Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid principal balance of the Series B Notes at 7.25% PER ANNUM from the date of each Series B Note, and shall be payable to the holders thereof semi-annually, on April 28 and October 28 in each year, commencing with the later of April 28, 1998 and the payment date next succeeding the date of such Series B Note, until the principal thereof shall have become due and payable, and to the extent permitted by law in respect of any Series B Note on any overdue payment of principal, any overdue payment of interest and any overdue payment of Make-Whole Amount with respect thereto, payable, on demand, at a rate PER ANNUM equal to the Series B Default Rate.

10. AFFIRMATIVE COVENANTS.

    The Company covenants that so long as any of the Notes are outstanding:

    10.1  COMPLIANCE WITH LAW.

    The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    10.2  INSURANCE.

    The Company will and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

    10.3  MAINTENANCE OF PROPERTIES.

    The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, PROVIDED that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    10.4  PAYMENT OF TAXES AND CLAIMS.

    The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary (including, without limitation, mechanic's liens or other similar construction liens), PROVIDED that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

    10.5  CORPORATE EXISTENCE, ETC.

    The Company will and will cause each Guarantor to at all times preserve and keep in full force and effect its respective corporate or other entity existence. Subject to Section 11.2 and Section 11.7, the Company will at all times preserve and keep in full force and effect the corporate or other entity existence of each of its other Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

    10.6  PARI PASSU OBLIGATIONS.

    The Company covenants that its obligations under the Notes and the Obligors' obligations under this Agreement and the Other Agreements do and will rank at least PARI PASSU in right of payment with all their respective other present and future unsecured and unsubordinated Debt.

    10.7  MAINTENANCE OF GUARANTIES OF SUBSIDIARIES.

          (A) ADDITIONAL DOMESTIC SUBSIDIARIES AS GUARANTORS. If the Company or any Domestic Subsidiary creates or otherwise acquires any active Domestic Subsidiary at any time after the date of Closing, the Company shall cause such Domestic Subsidiary to become a Guarantor hereunder and under the Other Agreements by delivering to each holder of Notes an instrument referring to this Agreement and the Other

    Agreements wherein such Domestic Subsidiary agrees to be bound by all of the terms and conditions applicable to a "Guarantor" under this Agreement and the Other Agreements as of the date thereof, which instrument shall be substantially in the form of Exhibit 10.7. In connection with the delivery of such instrument, the Company shall also deliver the following to each of the holders of Notes:

               (i) a certificate of the secretary or assistant secretary of such Domestic Subsidiary certifying the names and true signatures of the officers of such Domestic Subsidiary authorized to execute such instrument and the proper adoption of a resolution of the board of directors or stockholders of such Subsidiary approving the execution, delivery and performance of such instrument;

               (ii) a certificate executed by a Senior Financial Officer, dated as of the date of such instrument, stating that (i) except as to such exceptions as shall be set forth in writing therein, the representations and warranties contained in Section 5 are true and correct on and as of the date of such instrument to the extent such representations and warranties are applicable to such Domestic Subsidiary as a "Guarantor" or "Obligor" hereunder and (ii) no Default or Event of Default exists as of the date of such instrument; and

               (iii) with respect to any such Domestic Subsidiary whose total assets constitute at least 10% of Consolidated Total Assets, determined as of the last day of the Group Fiscal Quarter then most recently ended, an opinion or opinions of counsel (which may be counsel employed by the Company or such Domestic Subsidiary as inside counsel) confirming that (i) such Domestic Subsidiary's obligations under such instrument and the obligations of a "Guarantor" hereunder and under the Other Agreements are legal, valid, binding and enforceable against such Domestic Subsidiary,
          (ii) the execution, delivery and performance of such instrument and the performance of this Agreement and the Other Agreements by such Domestic Subsidiary will not violate any law, decree or judgment or violate any material agreement to which such Domestic Subsidiary is a party or by which its assets are bound and (iii) no government approvals, consents, registrations or filings are required by such Domestic Subsidiary in connection with the execution, delivery and performance of its obligations under such instrument and the performance of this Agreement and the Other Agreements, PROVIDED that such opinion or opinions shall be subject to customary exceptions and qualifications.

    For the avoidance of doubt, (A) if a Domestic Subsidiary is considered to be "active" under any bank credit agreement (including, without limitation, the Credit Agreement) or is otherwise required to become a guarantor, obligor or co-obligor thereunder, it shall be treated as an active Domestic Subsidiary for purposes of this clause (a) and (B) if a Domestic Subsidiary has incurred and has outstanding any Debt, possesses any material assets or conducts any material business operations, it shall be deemed to be an active Domestic Subsidiary hereunder and under the Other Agreements.

          (B) FOREIGN SUBSIDIARIES AS GUARANTORS. The Company will not permit any Foreign Subsidiary to become a guarantor, obligor or co-obligor in respect of any bank credit agreement of the Company (including, without limitation, the Credit Agreement) unless the Company shall have taken such reasonable action with respect to such Foreign Subsidiary such that the holders of Notes under this Agreement and the Other Agreements would have contractual rights against such Foreign Subsidiary that would be substantially equivalent, in the reasonable judgment of the Required Holders, to the contractual rights that the banks under such bank credit agreement would have against such Foreign Subsidiary by virtue of its becoming a guarantor, obligor or co-obligor.

          (C) RELEASE OF GUARANTEES OF DOMESTIC OR FOREIGN SUBSIDIARIES. If, with respect to any Domestic Subsidiary that is a Guarantor or any Foreign Subsidiary that becomes a Guarantor pursuant to Section 10.7(b),

               (i) all, or substantially all, of the assets of such Guarantor are Transferred in accordance with the requirements of
          Section 11.7 and such Guarantor is wound-up and terminated in accordance with the requirements of Section 10.5,

               (ii) all of the Company's and any Subsidiary's capital stock or other equity ownership interests in such Guarantor is Transferred in accordance with the requirements of Section 11.7, or

               (iii) such Guarantor became a Guarantor hereunder and under the Other Agreements only pursuant to paragraph (b) of this Section
          10.7 and such Guarantor has ceased to be a guarantor, obligor or co-obligor under or in respect of the bank credit agreement of the Company (including, without limitation, the Credit Agreement), then the Company may elect to cause the withdrawal of the Guarantee of such Guarantor hereunder and under the Other Agreements. Such election shall be exercised by a Senior Financial Officer informing, in writing, each holder of Notes of such election, certifying in such writing that the requirements of this Section 10.7 have been satisfied and that no Default or Event of Default exists. Thereafter, the Guarantee of such Guarantor shall be null and void and without effect and such Guarantor shall no longer be, or be deemed to be, a party to this Agreement or any of the Other Agreements, PROVIDED that, if the aforesaid requirements under this Section 10.7(c) (including, without limitation, the requirements of clause (i), clause (ii) or clause (iii), as the case may be) shall not have been satisfied (including, without limitation, the satisfaction of the requirements of Section 10.5 or Section 11.7 referred to above), then the Guarantee of such Guarantor shall continue in full force and effect and such Guarantor shall continue to be a party hereto and to the Other Agreements notwithstanding the delivery of such writing by the Company to each of the holders of Notes until all of such requirements shall have been satisfied.

11. NEGATIVE COVENANTS.

    The Company covenants that so long as any of the Notes are outstanding:

    11.1  TRANSACTIONS WITH AFFILIATES.

    The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the

Company or a Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, PROVIDED that, for the avoidance of doubt, nothing in this Section 11.1 shall prohibit the Company or any Subsidiary from entering into transactions and agreements with, and making payments to, its senior executive officers or former senior executive officers in respect of compensation, bonus or incentive plans (including stock option plans), welfare and benefit plans, employment agreements, consulting agreements and retirement and/or severance agreements, or the like, on the condition that such transactions, agreements and payments are made in good faith and with a bona fide business purpose.

    11.2  MERGER, CONSOLIDATION, ETC.

    The Company will not and will not permit any of its Subsidiaries to consolidate, amalgamate or merge with or into any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that (x) any Subsidiary may consolidate, amalgamate or merge with or into, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, any Obligor, (y) any Subsidiary that is not an Obligor may consolidate, amalgamate or merge with or into, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, any Wholly-Owned Subsidiary and (z) any Subsidiary may transfer or lease all or substantially all of its assets if permitted pursuant to Section 11.7(d)), PROVIDED that the foregoing restrictions do not apply to

          (a) the consolidation, amalgamation or merger of any Obligor with or into, or the conveyance, transfer or lease of all or substantially all of the assets of such Obligor in a single transaction or series of transactions to, any Person so long as:

               (i) the successor formed by such consolidation or amalgamation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Obligor as an entirety, as the case may be (as used in this Section 11.2(a), the

          "SUCCESSOR COMPANY"), shall be a solvent corporation organized and existing under the laws of the United States of America or any State thereof (including, without limitation, the District of Columbia);

               (ii) if such Obligor is not the Successor Company, such Successor Company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes to which such Obligor is subject and shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

               (iii) each Guarantor (excluding any Guarantor that shall have delivered the assumption referred to in paragraph (ii) above) shall have confirmed, in writing, its Guarantee and other obligations hereunder and under the Other Agreements;

               (iv) immediately after giving effect to such transaction the Successor Company would be permitted by the provisions of Section 11.3(c) to incur at least $1 of additional Debt; and

               (v) immediately after giving effect to such transaction no Default or Event of Default would exist.

          (b) Except as expressly provided in Section 10.7, no such conveyance, transfer or lease of all or substantially all of the assets of any Obligor under this Section 11.2 shall have the effect of releasing the Company, any Successor Company (as such term is used in Section 11.2(a)) or any Guarantor from its liability under this Agreement, the Other Agreement or the Notes.

    11.3  INCURRENCE OF DEBT.

    The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume, guarantee, or otherwise become liable with respect to, any Debt, UNLESS

          (a)  such Debt is the Notes,

          (b) such Debt is outstanding on the date of the Closing and is referred to in Schedule 5.15 or is Debt which, directly or indirectly, is extending, renewing or refunding any such Debt (provided that any such extension, renewal or refunding shall not have the effect of (x) increasing the principal amount of such Debt outstanding immediately prior to such time or (y) reducing the average life of such Debt from that as determined immediately prior to such time), or

          (c) on the date on which the Company or such Subsidiary becomes liable with respect to such Debt and immediately after giving effect thereto and the concurrent retirement of any other Debt with the proceeds thereof,

               (i) no Default or Event of Default exists, and

               (ii) Consolidated Total Debt as of such date does not exceed 60% of Consolidated Total Capitalization as of such date.

For the purposes of this Section 11.3, any Person becoming a member of the Group after the date of the Closing shall be deemed, at the time it becomes such a member, to have incurred all of its then outstanding Debt.

    11.4  INCURRENCE OF PRIORITY DEBT.

    The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume, guarantee, or otherwise become liable in respect of

          (a) in the case of the Company or any Guarantor, any Debt to be incurred after the date of the Closing and secured by Liens permitted pursuant to clause (j) of Section 11.6 or

          (b) in the case of any Foreign Subsidiary (other than a Guarantor), any Debt (whether secured or unsecured) to be incurred by such Foreign Subsidiary after the date of the Closing,

unless, after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount (without duplication) of (i) all Debt previously incurred in respect of clause (a) above and then outstanding (excluding, in any case, any such Debt owing to the Company, a Guarantor or a Wholly-Owned Subsidiary) and (ii) all Consolidated Foreign Subsidiary Debt then outstanding does not exceed the greater of

               (A) $45,000,000 and

               (B) 20% of Consolidated Net Worth, determined as of the then last day of the most recently ended Group Fiscal Quarter.

    11.5  CONSOLIDATED NET WORTH; RESTRICTED PAYMENTS.

          (a) The Company will not permit at any time the difference of Consolidated Net Worth as of the end of the then most recently ended Group Fiscal Quarter MINUS the aggregate amount of Restricted Investments at such time to be less than the sum of

               (i)   $215,000,000, PLUS

               (ii) an aggregate amount equal to 50% of Consolidated Net Income (but only if a positive number) for each Group Fiscal Year ended on or after June 1998.

          (b) The Company will not directly or indirectly make any Restricted Payment, or permit any Subsidiary to make any Restricted Payment, unless

               (i) immediately after giving effect to such Restricted
          Payment, the Company would be permitted by the provisions of Section 11.3(c) to incur at least $1 of additional Debt and

               (ii) immediately after giving effect to such Restricted Payment, no Default or Event of Default would exist.

    11.6  LIENS.

    The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive such income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), PROVIDED that the foregoing restrictions and limitations shall not apply to:

          (a)  (i)   Liens for taxes, assessments or other governmental
          charges the payment of which is not at the time required by Section 10.4, and

               (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, inventory suppliers and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 10.4;

          (b)  Liens

               (i)    arising from judicial attachments and judgments,

               (ii)   securing appeal bonds or supersedeas bonds, or

               (iii) arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose),

    PROVIDED that (1) the execution or other enforcement of such Liens is effectively stayed, (2) the claims secured thereby are being actively contested in good faith and by appropriate proceedings and (3) adequate book reserves shall have been established and maintained with respect thereto in accordance with GAAP;

          (c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or
    (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts, leases and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, and which Liens do not, in the aggregate, materially impair the use of the property subject thereto in the operation of the business of the Group or the value of such property for the purposes of such business;

          (d) leases or subleases granted to others, easements, rights-of-way, restrictions, zoning restrictions, governmental restrictions in respect of any property or property right or franchise of a member of the Group and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Group, taken as a whole, PROVIDED that such charges and encumbrances do not, in the aggregate, materially detract from the value of such property;

          (e)  Liens existing on the date of the Closing and referred to in
    Schedule 5.15;

          (f) Liens on property or assets of any member of the Group securing Debt owing to any other member of the Group;

          (g) Liens created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by any member of the Group, PROVIDED that all of the following conditions are satisfied:

               (i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) or proceeds thereof so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

               (ii) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to such member of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction,

               (iii) if such Lien secures Debt, the incurrence of such Debt shall have been permitted pursuant to Section 11.3(c), and

               (iv) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property;

          (h) Liens existing on property of a Person immediately prior to its being consolidated or amalgamated with or merged into any member of the Group or its becoming a Subsidiary, or any Lien existing on any property acquired by any member of the Group at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), PROVIDED that

               (i) no such Lien shall have been created or assumed in contemplation of such consolidation, amalgamation or merger or such Person's becoming a Subsidiary or such acquisition of property,

               (ii) each such Lien shall extend solely to the item or items of property so acquired and proceeds thereof and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property,

               (iii) if such Lien secures Debt, the incurrence of Debt deemed to occur upon the consolidation, amalgamation, merger, becoming a Subsidiary or acquisition of property shall have been permitted pursuant to Section 11.3(c), and

               (iv) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property (or improvement thereon) at the time of such consolidation, amalgamation, merger, becoming a Subsidiary or acquisition; and

          (i) Liens renewing, extending or replacing Liens permitted by clauses (a) through (h) above, PROVIDED that all of the following conditions are satisfied:

               (i) no such new Lien shall extend to any property of the Group other than property already encumbered by the existing Lien being so renewed, extended or replaced,

               (ii) the principal amount of the underlying obligation secured by such existing Lien outstanding at the time of such renewal, extension or replacement shall not be increased in connection with such renewal, extension or replacement and the average life thereof shall not be reduced, and

               (iii) immediately after such renewal, extension or refunding no Default or Event of Default shall have existed and the Company shall have been permitted to incur at least $1 of additional Debt under Section 11.3(c);

          (j) any Lien (other than a Lien permitted under clause (a) through clause (i) above) securing any Debt of any member of the Group,

               (i)   which Debt was permitted to be incurred pursuant to
          Section 11.3(c), and

               (ii) which Debt, as of the date of the creation of such Lien, did not exceed the difference of

                     (A) the greater of (A) $45,000,000 and (B) 20% of Consolidated Net Worth, determined as of the end of the then most recently ended Group Fiscal Quarter, MINUS

                   (B) the sum (without duplication) of (1) the aggregate principal amount of all Consolidated Foreign Subsidiary Debt outstanding as of the date of creation of such Lien PLUS (2) the total amount of all other secured Debt of the Company and the Guarantors outstanding as of the date of creation of such Lien (other than Debt owing to the Company, any Guarantor or another Subsidiary) and previously incurred under this clause
               (j) by the Company or any Guarantor.

    For the purposes of this Section 11.6, any Person becoming a member of the Group after the date of the Closing shall be deemed, at the time it becomes such a member, to have incurred all of its then existing Liens securing outstanding Debt.

    11.7  SALE OF ASSETS, ETC.

    The Company will not and will not permit any of its Subsidiaries to make any Transfer, PROVIDED that the foregoing restriction does not apply to a Transfer if:

          (a) the property that is the subject of such Transfer constitutes either (i) inventory or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of any member of the Group or that is obsolete, and, in each case, such Transfer is in the ordinary course of business;

          (b) such Transfer is (i) from a Subsidiary to the Company, a Guarantor or a Wholly-Owned Subsidiary, (ii) from the Company to a Guarantor or a Wholly-Owned Subsidiary or (iii) from a Guarantor to the Company or a Wholly-Owned Subsidiary;

          (c) such Transfer is subject to Section 11.2 and satisfies the requirements thereof; or

          (d) such Transfer is not a Transfer described in clause (a) through clause (c) above (each such Transfer is referred to as a "BASKET TRANSFER"), and all of the following conditions shall have been satisfied with respect to such Transfer:

               (i) in the good faith opinion of the Board of Directors of the Company, the Transfer is in exchange for consideration with a Fair Market Value at least equal to that of the property exchanged, and is in the best interests of the Group,

               (ii) immediately after giving effect to such transaction no Default or Event of Default would exist and the Company would be able to incur at least $1 of additional Debt under Section 11.3(c), and

               (iii) immediately after giving effect to such Transfer,

                     (A) the book value of all property that was the subject of each Basket Transfer occurring in the then current Group Fiscal Year would not exceed 15% of Consolidated Total Assets as of the end of the then most recently ended Group Fiscal Quarter, and

                     (B) the book value of all property that was the subject of each Basket Transfer occurring on or after the date of the Closing would not exceed 30% of Consolidated Total Assets as of the end of the then most recently ended Group Fiscal Quarter.

               If the Net Proceeds Amount for any Basket Transfer is applied to a Debt Offered Prepayment Application and/or is applied to, or committed in writing to, a Property Reinvestment Application, in each case within 545 days after the consummation of such Transfer (and, in the case of any such commitment, such Property Reinvestment Application is actually consummated within 30 days after the expiration of such 545-day period), then such Basket Transfer shall be excluded from any calculations set forth above in subclause (iii) of this clause (d), PROVIDED that

                   (y) if a Debt Offered Prepayment Application and/or Property Reinvestment Application in respect of all of such Net Proceeds Amount shall not have been effected within 90 days after the consummation of such Basket Transfer and such Basket Transfer (but for the paragraph to which this proviso is attached) would have caused the maximum amounts permitted under subclause (iii) of this clause (d) to have been exceeded, the Company shall deliver to each holder of Notes a writing stating that

                        (I) such Basket Transfer has caused such maximum amounts to be exceeded,

                        (II) such Basket Transfer is excluded from the calculation of such maximum amounts subject to the Net Proceeds Amount thereof being applied to a Debt Offered Prepayment Application and/or a Property Reinvestment Application within 545 days after the consummation of such Basket Transfer and

                        (III) the Company has decided to apply any then
                   remaining unapplied Net Proceeds Amount of such Basket Transfer in excess of such maximum amounts to either a Debt Offered Prepayment Application or a Property Reinvestment Application (but not both; it being the intention of the parties hereto that the Company shall choose which application to utilize (such application being specified in such writing), although the Company shall not be required to specify at the time of making such choice the particular utilizations within such chosen application) and

                   (z) for the avoidance of doubt, a Basket Transfer that would (but for the paragraph to which this proviso is attached) have caused the maximum amounts permitted under subclause (iii) of this clause (d) to be exceeded shall be excluded from such calculations unless and until such time as the Company shall have failed to comply with the requirements of such paragraph (including, without limitation, the requirements of subparagraph (y) above).

    For purposes of determining the book value of any property that is the subject of a Transfer, such book value shall be the book value of such property, as determined in accordance with GAAP, at the time of the consummation of such Transfer, PROVIDED that, in the case of a Transfer of any capital stock or other equity interests of a Subsidiary, the book value thereof shall be deemed to be an amount equal to

          (A) the difference (determined after eliminating all intra-Group transactions, assets and liabilities in accordance with GAAP) of

               (1) the book value of the total net assets of such Subsidiary LESS

               (2) the liabilities of such Subsidiary

    TIMES

          (B) a percentage that is equal to the percentage of total equity interests of such Subsidiary attributable to the capital stock or other equity interest being so Transferred.

    11.8  LINE OF BUSINESS.

    The Company will not and will not permit any of its Subsidiaries to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the date of the Closing as described in the Memorandum.

12. EVENTS OF DEFAULT.

    An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than 5 Business Days after the same becomes due and payable; or

          (c) any Obligor defaults in the performance of or compliance with any term contained in any of Section

    11.2 through Section 11.7, inclusive, or Section 7.1(d); or

          (d) any Obligor defaults in the performance of or compliance with any term contained herein or in any Other Agreement (other than those referred to in paragraphs (a), (b), (c) or (k) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 12); or

          (e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement, any Other Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby (including, without limitation, in any instrument delivered pursuant to Section 10.7) proves to have been false or incorrect in any material respect on the date as of which made; or

          (f)  (i)   the Company or any Subsidiary is in default (as
          principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Debt under this Agreement, the Other Agreements and the Notes) beyond any period of grace provided with respect thereto, that individually or together with such other Debt as to which any such failure exists has an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in other applicable currencies), or

               (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt (other than indebtedness under this Agreement, the Other Agreements and the Notes), that individually or together with such other Debt as to which any such failure exists has an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in other applicable currencies), or of compliance of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or

               (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests),

                     (A) the Company or any Subsidiary has become obligated (other than at its election) to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in other applicable currencies), or

                     (B) one or more Persons have the right to require the Company or any Subsidiary to purchase or repay Debt in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in other applicable currencies) and have exercised such right; or

          (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due,
    (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any Subsidiary or with respect to any substantial part of the property of the Company or any Subsidiary, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 (or its equivalent in other applicable currencies) are rendered against one or more of the Company and the Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

          (j) if   (i)   any Plan shall fail to satisfy the minimum funding
          standards of ERISA or section 412 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

                   (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

                   (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans subject to Title IV of ERISA, determined in accordance with Title IV of ERISA, shall exceed $5,000,000,

                   (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability in the nature of a penalty, excise tax or fine pursuant to Title I of ERISA, any liability under Title IV of ERISA or any liability under section 4971 through section 4980E of the Code,

                   (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or

                   (vi) the Company or any Domestic Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or such Domestic Subsidiary thereunder;

    and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

          (k) the Guarantee in respect of any Guarantor or any provision thereof shall cease to be in full force or effect except as otherwise provided herein, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such Guarantee, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed pursuant to Section 23.

As used in Section 12(j), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in section 3 of ERISA.

13. REMEDIES ON DEFAULT, ETC.

    13.1  ACCELERATION.

          (a) If an Event of Default with respect to the Company described in paragraph (g) or paragraph (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause
    (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c)  If any Event of Default described in paragraph (a) or (b) of
    Section 12 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

    Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, PLUS (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in such Note free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that such Note is prepaid or is accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

    13.2  OTHER REMEDIES.

    If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

    13.3  RESCISSION.

    At any time after any Notes have been declared due and payable pursuant to clause (b) or clause (c) of Section 13.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if
(a) the Company has paid all overdue interest on the Notes, all principal due and payable on any Notes other than by reason of such declaration, and all interest on such overdue principal, if any, and any Make-Whole Amount that is due and payable in respect of the Notes other than by reason of such declaration and any interest thereon and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate,
(b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

    13.4  NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

    No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

    14.1  REGISTRATION OF NOTES.

    The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

    14.2  TRANSFER AND EXCHANGE OF NOTES.

    Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note and of the same Series as such surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of
Exhibit 1A or Exhibit 1B, as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, PROVIDED that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

    14.3  REPLACEMENT OF NOTES.

    Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (PROVIDED that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $250,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15. PAYMENTS ON NOTES.

    15.1  PLACE OF PAYMENT.

    Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Carlsbad, California at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either a principal office of the Company in the United States of America or a principal office of a bank or trust company in the United States of America.

    15.2  HOME OFFICE PAYMENT.

    So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series as such surrendered Note pursuant to Section 14.2.
The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 15.2.

16. EXPENSES, ETC.

    16.1  TRANSACTION EXPENSES.

    Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:
(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Obligors will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

    16.2  SURVIVAL.

    The obligations of the Obligors under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes and the termination of this Agreement.

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

    All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Obligors pursuant to this Agreement shall be deemed representations and warranties of the Obligors under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

18. AMENDMENT AND WAIVER.

    18.1  REQUIREMENTS.

    This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3, 4, 5, 6 and 22, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and
(b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 12(a), 12(b), 13, 18, 21 and 23. No amendment or waiver provided for in this Section 18.1 shall become effective unless each Guarantor shall have consented to the same in writing and, in connection therewith, shall have reconfirmed, in writing, its obligations hereunder.

    18.2  SOLICITATION OF HOLDERS OF NOTES.

          (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

    18.3  BINDING EFFECT, ETC.

    Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

    18.4  NOTES HELD BY COMPANY, ETC.

    Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19. NOTICES.

    All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

          (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

          (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: (760) 930-1580, or at such other address as the Company shall have specified to the holder of each Note in writing, or

          (iv) if to any Guarantor, to such Guarantor in care of the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: (760) 930-1580, or at such other address as such Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20. REPRODUCTION OF DOCUMENTS.

    This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Obligors or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21. CONFIDENTIAL INFORMATION.

    For the purposes of this Section 21, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of any Obligor and any Subsidiary of any Obligor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Obligors and their Subsidiaries, PROVIDED that such term does not include information that

          (a) was publicly known or otherwise known to you prior to the time of such disclosure,

          (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf,

          (c) otherwise becomes known to you other than through disclosure by any Obligor or any Subsidiary of an Obligor, or

          (d)  constitutes financial statements delivered to you under Section
    7.1 that are otherwise publicly available.

You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, PROVIDED that you may deliver or disclose Confidential Information to:

          (i) your directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes),

          (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21,

          (iii)   any other holder of any Note other than a Competitor,

          (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21),

          (v) any Person other than a Competitor from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21),

          (vi) any federal or state regulatory authority having jurisdiction over you,

          (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or

          (viii) any other Person to which such delivery or disclosure may be necessary or appropriate

                  (A) to effect compliance with any law, rule, regulation or order applicable to you,

               (B) in response to any subpoena or other legal process,

               (C) in connection with any litigation to which you are a party, or

               (D) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by any Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 21.

22. SUBSTITUTION OF PURCHASER.

    You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

23. GUARANTEE.

    23.1  GUARANTEED OBLIGATIONS.

    Each of the Guarantors hereby irrevocably, unconditionally, absolutely, jointly and severally guarantees to each holder of Notes, as and for each such Guarantor's own debt, until final and indefeasible payment has been made:

          (a) the due and punctual payment by the Company of the principal of, and interest (including default interest and post-petition interest), and the Make-Whole Amount (if any) on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other indebtedness owing, by the Company to the holders of the Notes under this Agreement, the Other Agreements and the Notes (all such obligations so guarantied are herein collectively referred to as the "GUARANTEED OBLIGATIONS"), in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of each of the Guarantors that the guarantee set forth in this Section 23 (the "GUARANTEE") shall be a guarantee of payment and not a guarantee of collection; and

          (b) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in this Agreement, the Other Agreements and the Notes.

    23.2  PERFORMANCE UNDER THIS AGREEMENT AND THE OTHER AGREEMENTS.

    In the event the Company fails to make, on or before the due date thereof, any payment of the Guaranteed Obligations, or if the Company shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause
(a) or clause (b) of Section 23.1 in the manner provided in this Agreement, the Other Agreements or the Notes after in each case giving effect to any applicable grace periods or cure provisions or waivers or amendments, the Guarantors shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of this Agreement, the Other Agreements and the Notes.

    23.3  WAIVERS.

    To the fullest extent permitted by law, each Guarantor does hereby waive:

          (a)  notice of acceptance of the Guarantee;

          (b) notice of any purchase of the Notes under this Agreement or the Other Agreements, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Guarantor's right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;

          (c) notice of the amount of the Guaranteed Obligations, subject to such Guarantor's right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;

          (d) notice of adverse change in the financial condition of the Company, any other Guarantor or any Subsidiary or any other fact that might increase or expand such Guarantor's risk hereunder;

          (e) notice of presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

          (f) notice of any Default or Event of Default (except if such notice or demand is specifically otherwise required to be given to such Guarantor pursuant to the terms of this Agreement);

          (g) all other notices and demands to which such Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to such Guarantor pursuant to the terms of this Agreement);

          (h) the defense of the "single action" rule or any similar right or protection (including, without limitation, any rights or defenses created by the anti-deficiency statutes of the State of California), and the right by statute or otherwise to require any holder of Notes to institute suit against the Company or any other Guarantor or to exhaust its rights and remedies against the Company or any other Guarantor, such Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the holders of Notes by such Guarantor;

          (i) any defense of the Company under this Agreement, the Other Agreements and the Notes other than the full and timely performance thereof;

          (j) any defense relating to the validity or enforceability (or absence or failure thereof) of any term of this Agreement, the Other Agreements and the Notes;

          (k) any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof, and any other defense that such Guarantor may otherwise have against the Company or any holder of Notes;

          (l) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force which, but for this waiver, might be applicable to any sale of property of such Guarantor made under any judgment, order or decree based on this Agreement, and such Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of such law; and

          (m) any other defense which a Guarantor may have to the full and complete performance of its obligations hereunder (including, without limitation, any benefits which might otherwise be available under California Civil Code Sections 2809, 2910, 2819, 2839, 2845, 2849, 2850,
    2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726).

    23.4  CERTAIN WAIVERS OF SUBROGATION, REIMBURSEMENT AND INDEMNITY.

    Until all of the Guaranteed Obligations shall have been fully and finally paid, no Guarantor shall have any right of subrogation, reimbursement or indemnity whatsoever and no right of recourse to or with respect to any assets or property of the Company. Nothing shall discharge or satisfy the liability of any of the Guarantors hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

    23.5  RELEASES.

    Each of the Guarantors consents and agrees that, without notice to or by such Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Guarantor hereunder, each holder of Notes, in the manner provided herein, by action or inaction, may:

          (a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of this Agreement, the Other Agreements or the Notes;

          (b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

          (c) grant waivers, extensions, consents and other indulgences to the Company or any other Guarantor in respect of any one or more of this Agreement, the Other Agreements or the Notes;

          (d) amend, modify or supplement in any manner and at any time (or from time to time) any one or more of this Agreement, the Other Agreements and the Notes;

          (e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;

          (f) sell, exchange, release or surrender any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by such Guarantor or another guarantor of the Company's obligations under this Agreement, the Other Agreements and the Notes;

          (g) exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of any of the Notes; and

          (h) any other act or event which could have the effect of releasing a Guarantor from the full and complete performance of its obligations hereunder.

    23.6  MARSHALING.

    Each Guarantor consents and agrees that:

          (a) each holder of Notes shall be under no obligation to marshal any assets in favor of such Guarantor or against or in payment of any or all of the Guaranteed Obligations; and

          (b) to the extent the Company or another Guarantor makes a payment or payments to any holder of Notes, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any bankruptcy law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and such Guarantor shall be primarily liable for such obligation.

    23.7  LIABILITY.

    Each Guarantor agrees that the liability of such Guarantor in respect of this Section 23 shall be immediate and shall not be contingent upon the exercise or enforcement by any holder of Notes of whatever remedies such holder may have against the Company or any other Guarantor or the enforcement of any Lien or realization upon any security such holder may at any time possess.

    23.8  CHARACTER OF OBLIGATION.

    The Guarantee set forth in this Section 23 is a primary and original obligation of each Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectibility) and shall remain in full force and effect until the full, final and indefeasible payment of the Guaranteed Obligations without respect to future changes in conditions.

    The obligations of the Guarantors under this Section 23 are joint and several. The obligations of each Guarantor under this Guarantee and the rights of the holders of Notes to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever.

    Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

          (a) any default, failure or delay, willful or otherwise, in the performance by the Company of any obligations of any kind or character whatsoever of the Company (including, without limitation, the obligations and undertakings of the Company hereunder or under any of the Other Agreements);

          (b) any creditors' rights, bankruptcy, receivership or other insolvency proceeding of the Company or any other Person or in respect of the property of the Company or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of the Company or any other Person;

          (c) impossibility or illegality of performance on the part of the Company of its obligations hereunder, under the Other Agreements or under the Notes;

          (d) the validity or enforceability of this Agreement, the Other Agreements or the Notes;

          (e) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other
    FORCE MAJEURE, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

          (f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable hereunder or under the Other Agreements, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

          (g) any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments; or

          (h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the obligations of such Guarantor under this Guarantee.

    23.9  ELECTION TO PERFORM OBLIGATIONS.

    Any election by any Guarantor to pay or otherwise perform any of the obligations of the Company under this Agreement, the Other Agreements or the Notes, whether pursuant to this Section 23 or otherwise, shall not release the Company or any other Guarantor from such obligations or any of such Person's other obligations under this Agreement, the Other Agreements or the Notes.

    23.10 NO ELECTION.

    Each holder of Notes shall have the right to seek recourse against each of the Guarantors to the fullest extent provided for in this Section 23 and elsewhere as provided in this Agreement, the Other Agreements and the Notes, and against the Company, to the full extent provided for in this Agreement, the Other Agreements and the Notes. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of such holder of Notes to proceed in any other form of action or proceeding or against other parties unless such holder of Notes has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any holder of Notes against the Company or any Guarantor under any document or instrument evidencing obligations of the Company or such Guarantor to such holder of Notes shall serve to diminish the liability of any Guarantor under this Agreement (including, without limitation, this Section 23) except to the extent that such holder of Notes finally and unconditionally shall have realized payment by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Guarantor's right of subrogation against the Company.

    23.11 SEVERABILITY.

    Subject to Section 13 hereof, each of the rights and remedies granted under this Section 23 to the holder of Notes in respect of the Notes held by such holder may be exercised by such holder without notice by such holder to, or the consent of or any other action by, any other holder of Notes.

    23.12 OTHER ENFORCEMENT RIGHTS.

    Each holder of Notes may proceed to protect and enforce the Guarantee under this Section 23 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Section 23 or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

    23.13 DELAY OR OMISSION; NO WAIVER.

    No course of dealing on the part of any holder of Notes and no delay or failure on the part of such holder to exercise any right under this Agreement, the Other Agreements or the Notes (including this Section 23) shall impair such right or operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies hereunder. Every right and remedy given in or by this Section 23 or by law to any holder of Notes may be exercised from time to time as often as may be deemed expedient by such Person.

    23.14 RESTORATION OF RIGHTS AND REMEDIES.

    If any holder of Notes shall have instituted any proceeding to enforce any right or remedy in this Section 23, under this Agreement or any Other Agreement or under any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and each of the Guarantors shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former positions hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.

    23.15 CUMULATIVE REMEDIES.

    No remedy under this Agreement (including, without limitation, this Section
23), the Other Agreements or the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Agreement (including, without limitation, this Section 23) or the Other Agreements, or pursuant to the Notes.

    23.16 SURVIVAL.

    So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Guarantor under this
Section 23 shall survive the transfer and payment of any Note and the payment in full of all the Notes.

    23.17 MISCELLANEOUS.

    If an Event of Default exists, then the holders of Notes (as provided in Section 13) shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and the Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the holders of Notes shall have immediate recourse to each of the Guarantors to the fullest extent set forth herein.

    Notwithstanding any other provision of this Section 23, the Guaranteed Obligations of each Guarantor under this Section 23 shall be limited to the extent, if any, required so that its obligations under this Section 23 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any applicable state law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor's obligations under this Section 23 pursuant to the preceding sentence, any rights of subrogation or contribution which such Guarantor may have under this Section 23 or applicable law shall be taken into account.

    Notwithstanding any provision in this Agreement or the Other Agreements to the contrary, each Obligor agrees that any indebtedness of a Guarantor owing to the Company or another Obligor shall be subordinated in right of payment to the Guaranteed Obligations of such Guarantor under this Section 23 owing to the holders of Notes.

24. MISCELLANEOUS.

    24.1  SUCCESSORS AND ASSIGNS.

    All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

    24.2  PAYMENTS DUE ON NON-BUSINESS DAYS.

    Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

    24.3  SEVERABILITY.

    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

    24.4  CONSTRUCTION.

          (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

          (b) This Agreement and the wording contained herein have been arrived at by mutual negotiation of the parties hereto, and no provision hereof shall be interpreted or construed against one party in favor of the other party by reason of draftsmanship.

    24.5  COUNTERPARTS.

    This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

    24.6  GOVERNING LAW.

    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

        [Remainder of page intentionally blank.  Next page is signature page.]

    If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Obligors.

                                                Very truly yours,

                                                SUNRISE MEDICAL, INC.



                                                By
                                                  ----------------------------
                                                  Name:
                                                  Title:


                                                SUNMED FINANCE INC.



                                                By
                                                  ----------------------------
                                                  Name:
                                                  Title:


                                                SUNRISE MARIN HOLDINGS INC.



                                                By
                                                  ----------------------------
                                                  Name:
                                                  Title:


                                                SUNRISE MEDICAL CCG INC.



                                                By
                                                  ----------------------------
                                                  Name:
                                                  Title:


                                                SUNRISE MEDICAL HHG INC.



                                                By
                                                  ----------------------------

                                                  Name:
                                                  Title:


The foregoing is hereby
agreed to as of the
date thereof.

[PURCHASER]



By
  -------------------------------
  Name:
  Title: